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                                                                    Exhibit 99.1

OWENS-ILLINOIS REPORTS FOURTH QUARTER RESULTS

TOLEDO, Ohio, Jan. 27, 2004 -- Owens-Illinois, Inc., (NYSE: OI) today reported a fourth quarter 2003 net loss of $1,071.1 million, or $7.33 per share compared with fourth quarter 2002 net earnings of $50.3 million, or $0.30 per share (diluted). The fourth quarter 2003 net loss included: 1) a charge of $450.0 million ($292.5 million after tax) to increase the reserve for estimated future asbestos-related costs, 2) goodwill impairment charges of $720.0 million ($720.0 million after tax) discussed below, 3) capacity curtailment charges of $44.0 million ($36.9 million after tax) for the permanent closure of the Milton, Ontario, and Perth, Australia, glass container factories, 4)an impairment charge of $43.0 million ($30.1 million after tax) for the write-down of Plastics Packaging assets in the Asia Pacific region, and 5) a charge of $3.9 million ($2.4 million after tax) for an additional loss on the previously announced sale of certain closures assets. The combined after-tax effect of these fourth quarter charges is a reduction of $7.37 in earnings per share. Exclusive of these charges, fourth quarter earnings per share were $0.04. Earnings per share for the fourth quarter 2002, exclusive of finance fee write-offs, were $0.32.

Higher natural gas costs, continued pricing pressure in the Company's plastics businesses, lower pension income, higher interest expense, and the partial idling of glass production capacity in the United States to reduce inventories were the principal factors affecting operating results in the fourth quarter of 2003.

Thomas L. Young, Owens-Illinois co-Chief Executive Officer and Chief Financial Officer said, "In view of the difficult operating environment we faced throughout 2003, adversely affecting earnings per share performance, we focused our efforts at year end on capacity rationalization and improved working capital management. As a result, we were able to affect debt reduction in the fourth quarter by approximately $80 million. We plan to continue and intensify those efforts in 2004 while at the same time improving our earnings performance and seeking enhanced shareholder value through global packaging consolidation and restructuring initiatives."

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BUSINESS REVIEW

Fourth quarter 2003 net sales were $1.505 billion compared with $1.360 billion in the fourth quarter of 2002. On a consolidated basis, EBIT for the fourth quarter of 2003, including unusual charges of $1,260.9 million, amounted to a loss of $1,119.2 million compared with EBIT of $182.9 million for the fourth quarter of 2002. The following discussion of operations is presented on a segment reporting basis. The reconciliation of Segment EBIT to consolidated EBIT and to net earnings is presented in note (a) of the attached table entitled Consolidated Supplemental Financial Data.

GLASS CONTAINERS SEGMENT

The Glass Containers segment reported fourth quarter net sales of $1.066 billion, up 11.2% from $959.0 million in the fourth quarter of 2002. Segment EBIT was $140.7 million for the fourth quarter of 2003 compared with $159.5 million for the fourth quarter of 2002. EBIT margins in the fourth quarter of 2003 were 13.2% compared with 16.6% in the fourth quarter of 2002. Lower pension income of $10.0 million and higher energy costs of $15.4 million contributed to the reduction in Segment EBIT and EBIT margins.

Fourth quarter 2003 net sales for the North American glass container operations were about equal to net sales in the fourth quarter 2002 while EBIT declined approximately 45%. Contributing to the lower fourth quarter EBIT results were higher energy costs, slightly lower unit shipments, and extended Thanksgiving and Christmas shutdowns in the United States to reduce inventory. The combination of the two extended shutdowns reduced unit inventory levels by approximately 11% in the United States and had a positive impact on cash flow of approximately $15 million in the fourth quarter.

In the European glass container operations, sales and EBIT increased by approximately 21% and 28%, respectively. These improvements were mainly due to higher selling prices, (principally in Italy and the United Kingdom), higher unit shipments, improved labor productivity, favorable currency

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translation rates, and continuing cost reduction initiatives at the Company's operations in Italy. Partially offsetting these improvements were higher energy costs throughout the region.

Fourth quarter 2003 net sales in the Asia Pacific glass container operations increased approximately 18% compared with fourth quarter 2002 net sales. The increase in net sales was due primarily to stronger currency translation rates, partially offset by a less favorable product mix and lower unit shipments. Fourth quarter 2003 EBIT for Asia Pacific glass container operations declined approximately 7% compared with fourth quarter 2002. Lower unit shipments, less favorable product mix and higher freight and warehousing costs were partially offset by favorable currency translation rates.

In the South American glass container operations, fourth quarter 2003 sales were up approximately 20% and EBIT increased approximately 15% compared with the fourth quarter of 2002. The sales increase reflects higher unit shipments principally in Venezuela and Colombia, improved pricing, and favorable currency translation. The EBIT improvement principally resulted from improved pricing and manufacturing performance, along with higher unit shipments.

PLASTICS PACKAGING SEGMENT

In the fourth quarter 2003, the Plastics Packaging segment reported net sales of $438.1 million compared with $401.1 million in the fourth quarter of 2002. Higher unit shipments, resin pass-through price increases of approximately $17 million, and favorable currency translation rates substantially offset lower selling prices and the absence of sales from the recently divested closures assets. Segment EBIT for the fourth quarter 2003 was $26.6 million compared with $40.3 million in the fourth quarter 2002. The principal factors contributing to the EBIT decline were lower selling prices, higher warehousing and delivery costs, and an approximate $2 million reduction in pension income.

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OTHER RETAINED COSTS

Other retained costs were $8.7 million higher for the fourth quarter of 2003 compared with the fourth quarter of 2002, principally due to the write-off of software initiatives which will not be pursued and accelerated amortization of information system assets scheduled for replacement in 2004.

INTEREST EXPENSE

Interest expense increased to $121.1 million in the fourth quarter of 2003 compared with $112.2 million for the fourth quarter of 2002. Included in the $112.2 million of interest in the fourth quarter of 2002 is a charge of $4.5 million for the early write-off of finance fees which was reclassified from extraordinary items as required by FAS No. 145. Excluding the $4.5 million additional interest expense in 2002, fourth quarter 2003 interest expense increased $13.4 million compared with the fourth quarter of 2002. Higher interest rates on the Company's fixed rate debt accounted for $11.3 million of the increase and the remaining $2.1 million relates to higher debt levels. The higher interest rates in 2003 were mainly due to the issuance of $625 million of fixed rate notes during the fourth quarter of 2002 and $900 million of fixed rate notes in May 2003. The proceeds from the notes were used to repay lower-cost variable rate debt borrowed under the Company's bank credit agreement. Lower interest rates on the Company's remaining variable rate debt partially offset the increase.

Consolidated debt at year-end 2003 was $5,425.5 million compared with $5,346.2 million at year-end 2002, an increase of $79.3 million for the year. However, during the fourth quarter of 2003, consolidated debt declined by approximately $80 million principally due to inventory reductions and reduced capital spending. During the fourth quarter 2002, consolidated debt declined approximately $40 million.


GOODWILL IMPAIRMENT

During the fourth quarter of 2003, the Company completed its annual impairment test of goodwill using business enterprise values, and

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determined that a write-down of goodwill was required. As a result, the Company recorded non-cash charges of $720.0 million ($720.0 million after tax) principally related to a $670 million goodwill impairment in the consumer products reporting unit of the Plastics Packaging segment. Competitive pricing pressure has continued to negatively affect projected cash flows in the Company's plastic containers business which caused declines in enterprise value. The balance of the impairment charge was a $50 million write-down of the Company's equity investment in a soda ash mining operation resulting from excess industry capacity.

ASBESTOS-RELATED COSTS

The charge of $450.0 million ($292.5 million after tax)represents an increase of the reserve for estimated future asbestos-related costs and results from a recently completed comprehensive review of the Company's asbestos-related liabilities. The adjustment increases the reserve for asbestos-related costs to $803.7 million as of December 31, 2003, which the Company believes is sufficient to provide for estimated indemnity payments and legal fees arising from asbestos personal injury lawsuits and claims pending and expected to be filed in the next several years. Asbestos-related cash payments for 2003 were $199.0 million, a reduction of $22.1 million, or 10%, from 2002 while fourth quarter 2003 payments were $41.8 million compared with $53.7 million in the fourth quarter of 2002. As of December 31, 2003, the number of asbestos-related lawsuits and claims pending against the Company was approximately 29,000, up from approximately 24,000 pending claims at December 31, 2002. In the second quarter of 2003, the Company received approximately 7,000 new claims and lawsuits that had been filed in advance of the effective date of the recently-enacted Mississippi tort reform law. The Company believes that approximately 60% of those filings are cases with exposure dates after the Company's 1958 exit from the business for which the Company takes the position that it has no liability. The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligations on a short-term and long-term basis. The Company expects to conduct a comprehensive review of its asbestos-related liabilities and costs on an annual basis.

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LIQUIDITY IMPROVEMENT INITIATIVES

SALE OF CERTAIN  CLOSURES ASSETS

During the fourth quarter 2003, the Company closed on the sale of assets related to the production of plastic trigger sprayers and plastic finger pumps to Continental Sprayers International, Inc., headquartered in St. Peters, Missouri. Included in the sale were manufacturing facilities in Bridgeport, Conn., and El Paso, Texas, in addition to related production assets at the Erie, Pa., plant. Net cash proceeds from the sale of approximately $50 million, including liquidation of related working capital, were used to reduce debt.

CAPACITY UTILIZATION REVIEW

In addition to the previously announced permanent closure of its glass container factories in Hayward, Calif.; Milton, Ontario; and Perth, Australia, the Company took extended shutdowns at its United States glass factories during both the Thanksgiving and Christmas holidays, which reduced unit inventory levels by approximately 11% and had a positive effect on cash flow of approximately $15 million.

Additionally, as previously announced, the Company has retained advisors to conduct a strategic review of certain of its blow-molded plastics operations in North America, South America and Europe. The review is aimed at exploring all options in maximizing investor value.

FULL YEAR RESULTS

For the full year 2003, the Company reported a net loss of $990.8 million, or $6.89 per share, compared with a 2002 net loss of $460.2 million, or $3.29 per share. The net loss in 2003 included: 1) the fourth quarter charges previously discussed, 2) a loss of $37.4 million ($37.4 million after tax) from the sale of long-term notes receivable, 3) additional interest charges of $16.8 million ($10.7 million after tax) for early retirement of debt, principally note repurchase premiums, 4) a charge of $37.4 million ($23.4 million after tax) for the estimated loss on the sale of certain closures assets, and 5) a charge of $28.5 million ($17.8 million after tax) for the permanent

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closure of the Hayward glass container factory. The combination of these charges reduced 2003 net earnings by $7.97 per share. Exclusive of these charges, 2003 earnings per share were $1.08.

The net loss in 2002 included: 1) additional charges of $15.4 million ($9.6 million after tax) for early retirement of debt, and 2) a charge of $475.0 million ($308.8 million after tax) to increase the reserve for estimated future asbestos-related costs. The combined after-tax effect of these charges was a reduction in earnings per share of $2.16. Also in 2002 the Company recorded a charge for the change in method of accounting for goodwill of $460.0 million ($460.0 million after tax), or $3.14 per share. Exclusive of these charges, 2002 earnings per share were $2.01.

Net sales for 2003 were $6.059 billion compared with $5.640 billion in 2002, an increase of 7.4%. On a consolidated basis, EBIT for 2003, including charges of $1,364.2 million, amounted to a loss of $620.7 million compared with EBIT of $414.2 million in 2002 which included a charge of $475.0 million for asbestos-related costs.

The Glass Containers segment reported 2003 net sales of $4,182.9 million, up 7.9% from $3,875.2 million a year ago, and segment EBIT of $659.4 million for the full year 2003 compared with $709.0 million in 2002. Higher energy costs, modestly lower worldwide unit shipments, extended Thanksgiving and Christmas shutdowns at its factories in the United States to reduce inventory, higher warehousing and distribution costs, and lower pension income were partially offset by continued strong performance in Europe and favorable currency translation rates.

The Plastics Packaging segment reported full year 2003 net sales of $1,876.1 million compared with net sales of $1,765.2 million in 2002. Higher unit sales volumes, resin cost pass-through price increases of approximately $85 million, and favorable currency exchange rates were partially offset by lower selling prices in most of the segment's businesses, reduced sales within the Company's advanced technology systems business, as a major customer discontinued production in the

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United States and relocated that production to Singapore, a less favorable product mix and the absence of sales from the recently divested closures assets. Full year 2003 segment EBIT was $170.7 million compared with $258.2 million in 2002. The principal factors contributing to the reduced segment EBIT results were lower selling prices in most of the segment's businesses, reduced sales within the Company's advanced technology systems business as discussed above, along with lower pension income. Partially offsetting these factors were higher unit shipments in nearly all of the segment's businesses.

Other retained costs were $8.6 million higher for the full year 2003 compared with full year 2002, principally due to the write-off of software initiatives which will not be pursued and accelerated amortization of information system assets scheduled for replacement in 2004.

CAPITAL EXPENDITURES

Capital spending for the full year 2003 amounted to $431.5 million, a reduction of $64.5 million, or 13%, from the full year 2002.

EFFECTIVE TAX RATE

Excluding the effects of the previously discussed charges in both years, the Company's effective tax rate for the full year 2003 is 29.0% compared with 30.1% in 2002. The lower effective tax rate in 2003 is principally due to a change in Italian laws, including a rate decrease that was enacted late in the fourth quarter.

OUTLOOK

For the year 2004, the Company expects earnings to be in the range of $1.35 to $1.40 per share. Lower pension income of $0.18 per share is expected to be offset by operational improvements and lower interest expense. Based on projected Libor rates, the Company expects to realize approximately $0.09 per share in interest savings from its ongoing program to swap up to $1.2 billion of its fixed rate debt into floating rate debt and from the recent re-pricing of its Senior Secured Credit Agreement.

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The Company is currently undertaking several liquidity improvement initiatives on a company-wide basis including reduction of base capital spending through enhanced capital efficiency, improved working capital management, and reduced operating expenses through various measures including globalization of procurement activities and benefit plan redesign. Following completion of the first phase of this review by the end of the current quarter, the Company may adjust its earnings outlook.

FORWARD LOOKING STATEMENTS

This news release contains "forward looking" statements within the meaning of
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company's current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs,
(9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and
(13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this news release are based on certain assumptions and analyses made by the Company in

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light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company's results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

COMPANY PROFILE

Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe. O-I also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe, Australia and New Zealand. Plastics packaging products manufactured by O-I include consumer products (blow molded containers, injection molded closures and dispensing systems) and prescription containers.

CONFERENCE CALL

As announced previously, a conference call to discuss the Company's latest results will be held Wednesday, January 28, 2003, at 8:30 a.m., Eastern Time. A live webcast and a replay of the conference call will be available on the Internet at the Owens-Illinois web site (WWW.O-I.COM). The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on January 28. Ask for the Owens-Illinois conference call. A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on January 28 through February 6. In addition to the Owens-Illinois web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International). The conference ID number to access the replay is 3620711.

ADDITIONAL INFORMATION

Certain additional information regarding fourth quarter EBIT and EPS comparisons to prior year is available at the Owens-Illinois web site,

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WWW.O-I.COM, in the Investor Relations section under "Annual Reports and
Presentations."


                                       -0-

CONTACT:  OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at WWW.O-I.COM; or at WWW.PRNEWSWIRE.COM.

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                                           OWENS-ILLINOIS, INC.
                               Condensed Consolidated Results of Operations
                              (Dollars in millions, except per share amounts)

                                                                Three months ended December 31,
                                                              -----------------------------------
                                                                  2003                    2002
                                                              -----------             -----------
Revenues:
   Net sales                                                  $   1,504.5           $     1,360.1
   Royalties and net technical
      assistance                                                      7.0                     5.7
   Equity earnings                                                    6.9                     7.2
   Interest                                                           3.2                     6.3
   Other                                                             10.1                    18.9
                                                              -----------             -----------

                                                                  1,531.7                 1,398.2
Costs and expenses:
   Manufacturing, shipping, and
      delivery                                                    1,248.8                 1,102.8
   Research and development                                          13.0                    11.1
   Engineering                                                       11.5                     9.8
   Selling and administrative                                       100.0                    77.3
   Interest (a)                                                     121.1                   112.2
   Other (b)                                                      1,274.4                     8.0
                                                              -----------             -----------
                                                                  2,768.8                 1,321.2
                                                              -----------             -----------

Earnings (loss)before items below                                (1,237.1)                   77.0

Provision (credit) for income taxes (a)                            (175.1)                   16.8

Minority share owners' interests
   in earnings of subsidiaries                                        9.1                     9.9
                                                              -----------             -----------
Net earnings (loss)                                           $  (1,071.1)            $      50.3
                                                              ===========             ===========


Net earnings (loss)                                           $  (1,071.1)            $      50.3

   Less convertible preferred
      stock dividends                                                (5.4)                   (5.4)
                                                              -----------             -----------
   Available to common share owners                           $  (1,076.5)            $      44.9
                                                              ===========             ===========

Basic earnings (loss) per share of common stock:

   Net earnings (loss)                                        $     (7.33)            $      0.31
                                                              ===========             ===========
   Weighted average shares
      outstanding (000s)                                          146,974                 146,781
                                                              ===========             ===========

Diluted earnings (loss) per share of common stock:

   Net earnings (loss)                                        $     (7.33)            $      0.30
                                                              ===========             ===========

   Diluted average shares (000s) (c)                              146,974                 147,683
                                                              ===========             ===========

(a) In accordance with FAS No. 145, the 2002 extraordinary write-off of unamortized deferred finance fees related to indebtedness repaid prior to its scheduled maturity of $2.9 million after tax ($0.02 per share) was reclassified into income from continuing operations. Interest expense increased by $4.5 million and the credit for income taxes increased by $1.6 million.

(b) Amount for 2003 includes charges totaling $1,260.9 million ($1,081.9 million after tax) for the following: (1) $720.0 million ($720.0 million after tax) of goodwill impairment including a $670.0 million write-down of goodwill in the consumer products reporting unit and a $50.0 million write-down of an equity investment in a soda ash mining operation;(2) $450.0 million ($292.5 million after tax) to increase the reserve for estimated future asbestos-related costs; (3) $43.0 million ($30.1 million after tax) for the write-down of Plastics Packaging assets in the Asia Pacific region; (4) $23.9 million ($17.4 million after tax) for the shutdown of the Perth, Australia glass container factory; (5) $20.1 million ($19.5 million after tax) for the shutdown of the Milton, Ontario glass container factory; and (6) $3.9 million ($2.4 million after tax) for an additional loss on the sale of certain closures assets. The after tax effect of these charges is a reduction in earnings per share of $7.37.

The net aftertax effects of these charges on diluted earnings per share for the three months ended December 31, 2003 and 2002 are as follows:

                                                                  2003                      2002
                                                              -----------                ----------
Net earnings (loss)                                           $    (7.33)                $     0.30
Items that management considers not
  representative of ongoing operations:
  Impairment of goodwill and write-down
    of equity investment                                            4.90
  Charge for asbestos-related costs                                 1.99
  Write-down of Plastics Packaging assets
    in the Asia Pacific region                                      0.21
  Shutdown of the Milton, Ontario
     glass container factory                                        0.13
  Shutdown of the Perth, Australia
     glass container factory                                        0.12
  Additional loss on the sale of
    certain closures assets                                         0.02
  Finance fee write-offs                                                                       0.02
                                                              -----------                ----------

Net earnings before items that management
  considers not representative of
  ongoing operations                                          $      0.04                $     0.32
                                                              ===========                ==========

(c) Diluted earnings per share of common stock are equal to basic earnings per share of common stock for 2003 due to the net loss.

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                                           OWENS-ILLINOIS, INC.
                               Condensed Consolidated Results of Operations
                              (Dollars in millions, except per share amounts)

                                                                    Year ended December 31,
                                                              -------------------------------------
                                                                 2003                       2002
                                                              ----------                 ----------
Revenues:
   Net sales                                                  $  6,059.0                 $  5,640.4

   Royalties and net technical
      assistance                                                    25.6                       24.2
   Equity earnings                                                  27.1                       27.0
   Interest                                                         20.6                       24.1
   Other                                                            25.9                       44.4
                                                              ----------                 ----------
                                                                 6,158.2                    5,760.1
Costs and expenses:
   Manufacturing, shipping, and
      delivery                                                   4,917.2                    4,413.4
   Research and development                                         47.6                       41.1
   Engineering                                                      37.2                       38.9
   Selling and administrative                                      354.7                      318.6
   Interest (a)                                                    490.6                      437.1
   Other (b)                                                     1,401.6                      509.8
                                                              ----------                 ----------

                                                                 7,248.9                    5,758.9
                                                              ----------                 ----------

Earnings (loss) before items below                              (1,090.7)                       1.2

Credit for income taxes (a)                                       (125.7)                     (24.1)

Minority share owners' interests
   in earnings of subsidiaries                                      25.8                       25.5
                                                              ----------                 ----------

Loss before cumulative
   effect of accounting change                                    (990.8)                      (0.2)

Cumulative effect of
   accounting change (c)                                                                     (460.0)
                                                              ----------                 ----------

Net loss                                                      $   (990.8)                $   (460.2)
                                                              ==========                 ==========

Loss before cumulative
   effect of accounting change                                $   (990.8)                $     (0.2)

   Less convertible preferred
      stock dividends                                              (21.5)                     (21.5)
                                                              ----------                 ----------

   Available to common share owners                           $ (1,012.3)                $    (21.7)
                                                              ==========                 ==========



Basic loss per share of common stock:

   Loss before cumulative
     effect of accounting change                              $    (6.89)                $    (0.15)

   Cumulative effect of
      accounting change                                                                       (3.14)
                                                              ----------                 ----------

   Net loss                                                   $    (6.89)                $    (3.29)
                                                              ==========                 ==========

   Weighted average shares
      outstanding (000s)                                         146,914                    146,616
                                                              ==========                 ==========

Diluted loss per share of common stock:

   Loss before cumulative
      effect of accounting change                             $    (6.89)                $    (0.15)

   Cumulative effect of
      accounting change                                                                       (3.14)
                                                              ----------                 ----------

   Net loss                                                   $    (6.89)                $    (3.29)
                                                              ==========                 ==========

   Diluted average shares (000s) (d)                             146,914                    146,616
                                                              ==========                 ==========

(a) Amount for 2003 includes second quarter charges of $13.2 million ($8.2 million after tax) for note repurchase premiums and $3.6 million ($2.5 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of these charges is a reduction in earnings per share of $0.07.

      In accordance with FAS No. 145, the 2002 extraordinary write-off of unamortized deferred finance fees related to indebtedness repaid prior to its scheduled maturity of $9.6 million after tax ($0.07 per share) was reclassified into income from continuing operations. Interest expense increased by $15.4 million and the credit for income taxes increased by $5.8 million.

(b) Amount for 2003 includes a second quarter charge of $37.4 million ($37.4 million after tax) for the loss on the sale of long-term notes receivable. The aftertax effect of this charge is a reduction in earnings per share of $0.25.

      Amount for 2003 includes third quarter charges of $37.4 million ($23.4 million after tax) for the estimated loss on the sale of certain closures assets and $28.5 million ($17.8 million after tax) for the permanent closure of the Hayward, California glass container factory. The after-tax effect of these two charges is a reduction in earnings per share of $0.28.

      Amount for 2003 includes fourth quarter charges totaling $1,260.9 million ($1,081.9 million after tax) for the following: (1) $720.0 million ($720.0 million after tax) of goodwill impairment including a $670.0 million write-down of goodwill in the consumer products reporting unit and a $50.0 million write-down of an equity investment in a soda ash mining operation;(2) $450.0 million ($292.5 million after tax) to increase the reserve for estimated future asbestos-related costs; (3) $43.0 million ($30.1 million after tax) for the write-down of Plastics Packaging assets in the Asia Pacific region; (4) $23.9 million ($17.4 million after tax) for the shutdown of the Perth, Australia glass container factory; (5) $20.1 million ($19.5 million after tax) for the shutdown of the Milton, Ontario glass container factory; and (6) $3.9 million ($2.4 million after tax)for an additional loss on the sale of certain closures assets. The after tax effect of these charges is a reduction in earnings per share of $7.37.

      Amount for 2002 relates to a charge of $475.0 million ($308.8 million after tax) to increase the reserve for estimated future asbestos-related costs. The aftertax effect of this charge is a reduction in earnings per share of $2.10 (net of dilutive effect of $0.01).

The net aftertax effects of these charges on diluted earnings per share for the year ended December 31, 2003 and 2002 are as follows:

                                                                 2003                      2002
                                                              ----------                 ----------
Net loss before cumulative effect of
  accounting change                                                (6.89)                     (0.15)
Dilutive effect of options and other                                                          (0.02)

Items that management considers not
  representative of ongoing operations:
  Impairment of goodwill and write-down
    of equity investment                                            4.90
  Charge for asbestos-related costs                                 1.99                       2.11
  Loss on the sale of notes receivable                              0.25
  Write-down of Plastics Packaging assets
    in the Asia Pacific region                                      0.21
  Estimated loss on the sale of
    certain closures assets                                         0.16
  Shutdown of the Milton, Ontario
     glass container factory                                        0.13
  Shutdown of the Perth, Australia
     glass container factory                                        0.12
  Permanent closure of the Hayward,
    California glass container factory                              0.12
  Note repurchase premiums and write-off
    of finance fees                                                 0.07                       0.07
  Additional loss on the sale of
    certain closures assets                                         0.02
                                                              ----------                 ----------

Net earnings before cumulative effect of accounting
  change and items that management considers not
  representative of ongoing operations                        $     1.08                 $     2.01
                                                              ==========                 ==========

(c) On January 1, 2002, the Company adopted Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). As required by FAS No. 142, the transitional goodwill impairment loss of $460.0 million is recognized as the cumulative effect of a change in method of accounting.

(d) Diluted earnings per share of common stock are equal to basic earnings per share of common stock for 2003 and 2002 due to the net loss.

                                           OWENS-ILLINOIS, INC.
                                 Consolidated Supplemental Financial Data
                                           (Dollars in millions)

                                                                 Three months ended December 31,
                                                              -------------------------------------
                                                                  2003                      2002
                                                              ----------                 ----------
SELECTED SEGMENT INFORMATION

Net sales:
  Glass Containers                                            $  1,066.4                 $    959.0
  Plastics Packaging                                               438.1                      401.1
                                                              ----------                 ----------
Segment and consolidated net sales                            $  1,504.5                 $  1,360.1
                                                              ==========                 ==========


Product Segment EBIT (a):
  Glass Containers (b)                                        $    140.7                 $    159.5
  Plastics Packaging (c)                                            26.6                       40.3
                                                              ----------                 ----------

Product Segment EBIT                                               167.3                      199.8
  Eliminations and other
    retained items (d)                                             (25.6)                     (16.9)
                                                              ----------                 ----------

Segment EBIT                                                  $    141.7                 $    182.9
                                                              ==========                 ==========


SELECTED CASH FLOW INFORMATION

Depreciation                                                  $    123.1                 $    107.1
                                                              ==========                 ==========

Amortization of intangibles
  and other deferred items                                    $      8.3                 $      9.4
                                                              ==========                 ==========

Additions to property, plant, and
  equipment                                                   $    115.5                 $    152.8
                                                              ==========                 ==========

Asbestos-related payments                                     $     41.8                 $     53.7
                                                              ==========                 ==========

Asbestos-related insurance proceeds                           $      1.6                 $      1.6
                                                              ==========                 ==========

                                                                      Year ended December 31,
                                                              -------------------------------------
                                                                  2003                      2002
                                                              ----------                 ----------
SELECTED SEGMENT INFORMATION

Net sales:
  Glass Containers                                            $  4,182.9                 $  3,875.2
  Plastics Packaging                                             1,876.1                    1,765.2
                                                              ----------                 ----------

Segment and consolidated net sales                            $  6,059.0                 $  5,640.4
                                                              ==========                 ==========

Product Segment EBIT (a):
  Glass Containers (b) (e)                                    $    659.4                 $    709.0
  Plastics Packaging  (c) (f)                                      170.7                      258.2
                                                              ----------                 ----------

Product Segment EBIT                                               830.1                      967.2
  Eliminations and other
    retained items (d) (g)                                         (86.6)                     (78.0)
                                                              ----------                 ----------

Segment EBIT                                                  $    743.5                 $    889.2
                                                              ==========                 ==========


SELECTED CASH FLOW INFORMATION

Depreciation                                                  $    473.1                 $    428.2
                                                              ==========                 ==========
Amortization of intangibles
  and other deferred items                                    $     28.6                 $     29.4
                                                              ==========                 ==========
Additions to property, plant, and
  equipment                                                   $    431.5                 $    496.0
                                                              ==========                 ==========
Asbestos-related payments                                     $    199.0                 $    221.1
                                                              ==========                 ==========
Asbestos-related insurance proceeds                           $      6.6                 $     24.8
                                                              ==========                 ==========

SELECTED BALANCE SHEET INFORMATION
                                                             December 31,              December 31,
                                                                 2003                      2002
                                                             -----------                 ----------
Total debt                                                    $  5,425.5                 $  5,346.2
                                                              ==========                 ==========

Share owners' equity                                          $  1,003.4                 $  1,670.8
                                                              ==========                 ==========

Cash                                                          $    163.4                 $    126.4
                                                              ==========                 ==========

Short term investments                                        $     26.8                 $     17.6
                                                              ==========                 ==========

(a) EBIT consists of consolidated earnings before interest income, interest expense, provision for income taxes, minority share owners' interests in earnings of subsidiaries, and cumulative effect of accounting change. Segment EBIT excludes amounts related to certain items that management considers not representative of ongoing operations.

      The Company presents EBIT because its management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to EBIT is net earnings. The Company presents Segment EBIT because management uses the measure, in large part, to evaluate the Company's performance and to allocate resources.

      A reconciliation of net earnings (loss) to consolidated EBIT and Segment EBIT is as follows (dollars in millions):

                                                                 Three months ended December 31,
                                                              -------------------------------------
                                                                 2003                      2002
                                                              ----------                 ----------
Net earnings (loss)                                           $ (1,071.1)                $     50.3

Minority share owner's interests
   in earnings of subsidiaries                                       9.1                        9.9
Provision (credit) for income taxes                               (175.1)                      16.8
Interest expense                                                   121.1                      112.2
Interest income                                                     (3.2)                      (6.3)
                                                              ----------                 ----------

Consolidated EBIT                                               (1,119.2)                     182.9
Impairment of goodwill and write-down
    of equity investment                                           720.0
Charge for asbestos-related costs                                  450.0
Write-down of Plastics Packaging assets
   in the Asia Pacific region                                       43.0
Shutdown of the Perth, Australia
   glass container factory                                          23.9
Shutdown of the Milton, Ontario
   glass container factory                                          20.1
Additional loss on the sale of
  certain closures assets                                            3.9
                                                              ----------                 ----------
Segment EBIT                                                  $    141.7                 $    182.9
                                                              ==========                 ==========

                                                                      Year ended December 31,
                                                              -------------------------------------
                                                                 2003                      2002
                                                              ----------                 ----------
Net loss                                                      $   (990.8)                $   (460.2)
Cumulative effect of
   accounting change                                                                         (460.0)
                                                              ----------                 ----------

Loss before cumulative
   effect of accounting change                                $   (990.8)                $     (0.2)

Minority share owner's interests
   in earnings of subsidiaries                                      25.8                       25.5
Credit for income taxes                                           (125.7)                     (24.1)
Interest expense                                                   490.6                      437.1
Interest income                                                    (20.6)                     (24.1)
                                                              ----------                 ----------

Consolidated EBIT                                             $   (620.7)                $    414.2
Impairment of goodwill and write-down
    of equity investment                                           720.0
Charge for asbestos-related costs                                  450.0                      475.0
Write-down of Plastics Packaging assets
   in the Asia Pacific region                                       43.0
Loss on the sale of notes receivable                                37.4
Estimated loss on the sale of the
  certain closures assets                                           37.4
Permanent closure of the Hayward,
  California glass container factory                                28.5
Shutdown of the Perth, Australia
   glass container factory                                          23.9
Shutdown of the Milton, Ontario
   glass container factory                                          20.1
Additional loss on the sale of
  certain closures assets                                            3.9
                                                              ----------                 ----------

Segment EBIT                                                  $    743.5                 $    889.2
                                                              ==========                 ==========

(b) Amount for 2003 excludes charges of $50.0 million for the write-down of an equity investment in a soda ash mining operation, $23.9 million for the shutdown of the Perth, Australia glass container factory, and $20.1 million for the shutdown of the Milton, Ontario glass container factory.

(c) Amount for 2003 excludes charges of $670.0 million for the write-down of goodwill in the consumer products reporting unit, $43.0 million for the write-down of Plastics Packaging assets in the Asia Pacific region, and $3.9 million for an additional loss on the sale of certain closures assets.

(d) Amount for 2003 excludes a charge of $450.0 million to increase the reserve for estimated future asbestos-related costs.

(e) Amount for 2003 excludes charges of $37.4 million for the loss on the sale of long-term notes receivable and $28.5 million for the permanent closure of the Hayward, California glass container factory.

(f) Amount for 2003 excludes a charge of $37.4 million for the estimated loss on the sale of certain closures assets.

(g) Amount for 2002 excludes a charge of $475.0 million to increase the reserve for estimated future asbestos-related costs.